Exhibit 14.01
U.S. Global Investors, Inc.
Code of Ethics for
Principal Executive and Senior Financial Officers
Adopted: December 15, 2003
Amended: February 23, 2009
Covered Officers/Purpose of Code
U.S. Global Investors, Inc. (“Adviser”) is a registered investment adviser incorporated in the state of Texas, advising U.S. Global Investors Funds (“Funds” or “Trust”), an open-end management investment company registered under the Investment Company Act of 1940, as amended (the “Investment Company Act”). This Code of Ethics (“Code”) applies to the Adviser’s Principal Executive Officer and Principal Financial Officer (the “Covered Officers” each of whom are set forth in Exhibit A) for the purpose of promoting:
•	Honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•	Full, fair, accurate, timely, and understandable disclosure in reports and documents that the Adviser files with, or submits to, the Securities and Exchange Commission (“SEC”) and in other public communications made by, or on behalf of, the Adviser;

•	Compliance with applicable governmental laws, rules and regulations;

•	The prompt internal reporting of violations of the Code to an appropriate person or persons identified in the Code; and

•	Accountability for adherence to the Code.
Each Covered Officer should adhere to a high standard of business ethics and should be sensitive to situations that may give rise to actual as well as apparent conflicts of interest.
Covered Officers Should Ethically Handle Actual and Apparent Conflicts of Interest
A “conflict of interest” occurs when a Covered Officer’s private interests interfere with the interests of, or his service to, the Adviser. For example, a conflict of interest would arise if a Covered Officer, or a member of his family, receives improper personal benefits as a result of his position with the Adviser.
Certain conflicts of interest arise out of the relationships between Covered Officers and the Adviser and are already subject to conflict of interest provisions in the Investment Company Act and the Investment Advisers Act of 1940, as amended (the “Investment Advisers Act”). For example, Covered Officers may not individually engage in certain transactions (such as the purchase or sale of securities or other property) with the Funds because of their status as “affiliated persons.” Compliance programs and procedures of the Trust and the Adviser are designed to prevent, or identify and correct, violations of these provisions. This Code does not, and is not intended to, repeat or replace these programs and procedures, and such conflicts fall outside of the parameters of this Code.
Although typically not presenting an opportunity for improper personal benefit, conflicts may arise from, or as a result of, the contractual relationship between the Trust and the Adviser. As a result, this Code recognizes that Covered Officers will, in the normal course of their duties (whether formally for the Trust or for the Adviser, or for both), be involved in establishing policies and implementing decisions that will have different effects on the Adviser and the Trust. The participation of the Covered Officers in such activities is inherent in the contractual relationship between the Trust and the Adviser and is consistent with the performance by the Covered Officers of their duties as officers of the Adviser. Thus, if performed in conformity with the provisions of the Investment Company Act and the Investment Advisers Act, such activities will be deemed to have been handled ethically. In addition, it is recognized by the Adviser’s board of directors that the covered officers may also be officers or officers of one or more other investment companies covered by this or other codes.
Other conflicts of interest are covered by the Code, even if such conflicts of interest are not subject to provisions in the Investment Company Act and the Investment Advisers Act. The following list provides examples of conflicts of interest under the Code, but Covered Officers should keep in mind that these examples are not exhaustive. The overarching principle is that the personal interest of the Covered Officer should not be placed improperly before the interests of the Adviser or Trust.
Each Covered Officer must:
•	Not use his personal influence or personal relationships improperly to influence investment decisions or financial reporting by the Adviser whereby the Covered Officer would benefit personally to the detriment of the Adviser;

•	Not cause the Adviser to take action, or fail to take action, for the individual personal benefit of the Covered Officer rather than the benefit of the Adviser; and

•	Not use material non-public knowledge of portfolio transactions made or contemplated transaction for the Adviser to trade personally or cause others to trade personally in contemplation of the market effect of such transactions
Certain material conflict of interest situations require written pre-approval from the Adviser’s General Counsel. Examples of material conflict of interest situations requiring pre-approval include:
•	Service as a director on the board of any public company;

•	The receipt of any non-nominal gifts;

•	The receipt of any entertainment from any company with which the Adviser has current or prospective business dealings unless such entertainment is business-related, reasonable in cost, appropriate as to time and place, and not so frequent as to raise any question of impropriety;

•	Any ownership interest in, or any consulting or employment relationship with, any of the Adviser’s service providers, other than the Adviser, principal underwriter, administrator, or any affiliated person thereof; and

•	A direct or indirect financial interest in commissions, transaction charges, or spreads paid by a Fund for effecting portfolio transactions or for selling or redeeming shares other than an interest arising from the Covered Officer’s employment, such as compensation or equity ownership.
The Adviser’s board of directors will be provided a list of any such written pre-approvals at the next regularly scheduled Board meeting.
Disclosure and Compliance
•	Each Covered Officer should familiarize himself with the disclosure requirements generally applicable to the Adviser;

•	Each Covered Officer should not knowingly misrepresent, or cause others to misrepresent, facts about the Adviser to others, whether within or outside the Adviser, including to the Adviser’s board of directors (“Board”) and auditors, and to governmental regulators and self-regulatory organizations;

•	Each Covered Officer should, to the extent appropriate within his area of responsibility, consult with other officers and employees of the Adviser with the goal of promoting full, fair, accurate, timely and understandable disclosure in the reports and documents the Adviser files with, or submits to, the SEC and in other public communications made by, or on behalf of, the Adviser; and

•	It is the responsibility of each Covered Officer to promote compliance with the standards and restrictions imposed by applicable laws, rules, and regulations.
Reporting and Accountability
Each Covered Officer must:
•	Upon adoption of the Code (or thereafter as applicable, upon becoming a Covered Officer), affirm in writing to the Board that he has received, read, and understands the Code;

•	Annually thereafter affirm to the Board that he has complied with the requirements of the Code;

•	Not retaliate against any other Covered Officer, other officer of the Adviser, any officer of the Funds, or any of their affiliated persons for reports of potential violations that are made in good faith; and

•	Notify the Adviser’s General Counsel promptly if he knows of any violation of this Code. Failure to do so is itself a violation of this Code.
The Adviser’s General Counsel is responsible for applying this Code to specific situations in which questions are presented under it and has the authority to interpret this Code in any particular situation. However, any waivers of any provision of this Code will be considered by the Independent Directors.
The Adviser will follow the following procedures in investigating and enforcing this Code:
•	The Adviser’s General Counsel will take all appropriate action to investigate any reported potential violations;

•	If, after such investigation, the General Counsel believes that no violation has occurred, the General Counsel is not required to take any further action;

•	Any matter that the General Counsel believes is a violation will be reported to the Independent Directors;

•	If the Independent Directors concur that a violation has occurred, they will consider appropriate action, which may include review of, and appropriate modifications to, applicable policies and procedures, or a recommendation to dismiss the Covered Officer;

•	The Independent Directors will be responsible for granting waivers, as appropriate; and

•	Any changes to or waivers of this Code will, to the extent required, be disclosed as provided by SEC rules.
Other Policies and Procedures
This Code shall be the sole code of ethics adopted by the Adviser for purposes of Section 406 of the Sarbanes-Oxley Act and the rules and forms applicable to registered investment advisers thereunder. Insofar as other policies or procedures of the Trust, the Adviser, principal underwriter, or other service providers govern or purport to govern the behavior or activities of Covered Officers, they are superceded by this Code to the extent that they overlap or conflict with the provisions of this Code. The Code of Ethics under Rule 17j-1 under the Investment Company Act is a separate requirement applying to the Covered Officers and others and is not part of this Code.

Amendments
Except as to Exhibit A, this Code may not be amended except in written form, which is specifically approved or ratified by a majority vote of the Board, including a majority of Independent Directors.
Confidentiality
All reports and records prepared or maintained pursuant to this Code will be considered confidential and shall be maintained and protected accordingly. Except as otherwise required by law or this Code, such matters shall not be disclosed to anyone other than the Board, officers of the Adviser, Trust counsel, counsel to the Independent Trustees and counsel for the Adviser.
Internal Use
The Code is intended solely for the internal use by the Adviser and does not constitute an admission by, or on behalf of, the Adviser as to any fact, circumstance, or legal conclusion.

Exhibit A
Persons Covered by this Code of Ethics
Frank E. Holmes, Principal Executive Officer of U.S. Global Investors, Inc.
Catherine A. Rademacher, Principal Financial Officer of U.S. Global Investors, Inc.